Exhibit (a)(1)(c)

AMERICAN TOWER CORPORATION

OFFER TO AMEND CERTAIN OPTIONS

ELECTION FORM

Before signing this election form, please make sure you have received, read and understand the documents that make up this offer, including: (1) the Offer to Amend Certain Options (the “Offer to Amend”), dated November 29, 2006; (2) the memorandum from Jim Taiclet, dated November 29, 2006; (3) this election form; and (4) the withdrawal form. The offer is subject to the terms of these documents as they may be amended.

The offer provides eligible employees who hold eligible options the opportunity to amend certain outstanding options and receive cash payments, as described in Section 2 of the Offer to Amend. This offer expires at 5:00 p.m., Boston Time, on December 28, 2006 unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

If you participate in this offer with respect to an eligible option grant, you must accept the offer with respect to all of the shares subject to the outstanding portion of that option grant. If you have exercised a portion of an eligible option grant, your election will apply to the portion that remains outstanding and unexercised. Vesting of any amended options on any date is subject to your continued service with American Tower through each relevant vesting date.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS AND ACKNOWLEDGE THAT NO CASH PAYMENTS WILL BE MADE UNTIL JANUARY 2007.

If you would like to participate in this offer, please indicate your election by checking the box below and completing and signing this election form. Please be sure to follow the instructions, which are attached.

You may withdraw this election as to some or all of your eligible options by submitting a properly completed and signed withdrawal form prior to the expiration date which will be 5:00 p.m., Boston Time, December 28, 2006 unless extended.

Please check the appropriate box:

☐    Yes, I wish to participate in the offer as to ALL of my eligible option grants listed on the Addendum issued to me.

OR

☐    Yes, I wish to participate in the offer as to my eligible option grants listed below (please list):

Option Number                                 Grant Date

OR

☐    No, I do NOT wish to participate in the offer as to any of my eligible option grants.

If you elect Yes, all of the applicable options will be irrevocably amended on the next business day following the last date on which this offer remains open for acceptance. If the offer expires on December 28, 2006, as expected, then the options will be amended as of December 29, 2006.

Employee Signature

Employee Name (Please print)	Company E-mail Address	Date and Time

RETURN TO SUZANNE WALSH, BENEFITS MANAGER, NO LATER THAN 5:00 P.M., BOSTON TIME, ON DECEMBER 28, 2006 (1) BY FAX (617) 375-7572, (2) BY HAND DELIVERY, (3) BY SCANNING AND E-MAILING A .PDF FILE TO BENEFITS@AMERICANTOWER.COM, OR (4) BY COMPLETING AND SUBMITTING A PERSONALIZED ELECTRONIC FORM VIA THE PORTAL

AMERICAN TOWER CORPORATION

OFFER TO AMEND CERTAIN OPTIONS

INSTRUCTIONS TO THE ELECTION FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	Delivery of Election Form.

A properly completed and signed original of this election form (or a facsimile of it) must be received by Suzanne Walsh, Benefits Manager, either via hand delivery at American Tower Corporation, 116 Huntington Avenue, Boston, MA 02116, attention: Suzanne Walsh, Benefits Manager, or via e-mail (in a .pdf file) to benefits@americantower.com, or via facsimile (fax number: (617) 375-7572), no later than 5:00 p.m., Boston Time, on December 28, 2006 (referred to as the expiration date). We will also send you an e-mail with a link to a personalized election form hosted on the Portal, which will allow you to complete and submit the election form electronically. To facilitate responses, we will accept these electronic election forms if they are properly completed and submitted via the Portal. Additional copies of the offer documents and the election and withdrawal forms are also posted on the Portal under the heading HR & Communications.

The delivery of all required documents, including election forms, is at your risk. Delivery will be deemed made only when actually received by Suzanne Walsh. You may hand deliver your election form to Suzanne Walsh at American Tower Corporation, 116 Huntington Avenue, 11th Floor, Boston, MA 02116, or send it (scanned as a .pdf file) via e-mail to benefits@americantower.com, or fax it to Suzanne Walsh at (617) 375-7572. You may also complete and submit your personalized election form electronically via the Portal. In all cases, you should allow sufficient time to ensure timely delivery. American Tower intends to confirm the receipt of your election form by e-mail within two U.S. business days. If you have not received such an e-mail confirmation, it is your responsibility to ensure that your election form has been received by the expiration date. Only election forms that are complete, signed and actually received by Suzanne Walsh by the deadline will be accepted. Election forms may only be submitted via fax, e-mail, hand delivery or submission through the Portal, as set forth above. Election forms submitted by any other means, including United States mail (or other post), Federal Express (or similar delivery service) and interoffice mail, are not permitted and will not be accepted.

Our receipt of your election form is not by itself an acceptance of your eligible options for amendment. For purposes of the offer, we will be deemed to have accepted eligible options for exchange with respect to which valid elections have been made and not properly withdrawn when we give oral or written notice to the option holders generally of our acceptance such options, which notice may be made by press release, e-mail or other method of communication.

American Tower will not accept any alternative, conditional or contingent elections. Although it is our intent to send you an e-mail confirmation of receipt of this election form, by signing this election form, you waive any right to receive any notice of the receipt of the election with respect to your options, except as provided for in the Offer to Amend. Any confirmation of receipt sent to you will merely be a notification that Suzanne Walsh has received your election form and does not mean that your options have been amended. Options that are accepted will be amended on the next business day following the expiration of the offer. If the offer expires as expected on December 28, 2006, then the options will be amended as of December 29, 2006.

2.	Withdrawal.

If you have previously elected to accept this offer with respect to your eligible options, you may withdraw that election with respect to some or all of these options at any time before the expiration date, which is expected to be 5:00 p.m., Boston Time, on December 28, 2006. If we extend the offer, you may withdraw your options at any time until the extended expiration date.

In addition, although we intend to accept all options with respect to which valid elections have been made promptly after the expiration of this offer, if we have not accepted your options by midnight, Boston Time, on January 29, 2007, you may by law withdraw your options at any time thereafter.

To validly withdraw some or all of the options with respect to which you have previously chosen to accept this offer, you must deliver a properly completed and signed withdrawal form to Suzanne Walsh, Benefits Manager, (i) by fax at (617) 375-7572, (ii) by hand delivery at American Tower Corporation, 116 Huntington Avenue, Boston, MA 02116 or, (iii) by scanning and e-mailing a .pdf file to benefits@americantower.com in each case in accordance with the procedures listed in Section 1 above. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. Any options you do not withdraw will remain bound pursuant to your properly submitted prior election form. Suzanne Walsh must receive the properly completed and signed withdrawal form before the expiration date. The expiration date will be 5:00 p.m., Boston Time, on December 28, 2006, unless we extend the offer.

3.	Elections.

If you intend to accept the offer with respect to an option grant, you must accept the offer with respect to all of the shares subject to the option grant. You may not pick and choose which of the shares subject to an option grant with which you choose to accept this offer. If you have exercised a portion of an eligible option grant, your election will apply to the portion that remains outstanding and unexercised.

4.	Signatures on this Election Form.

If this election form is signed by the holder of the options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

If this election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to American Tower of the authority of that person to act on your behalf must be submitted with this election form.

5.	Other Information on This Election Form.

In addition to signing this election form, you must print your name and indicate the date and time at which you signed. You must also include your current Company e-mail address. If you complete and submit your personalized election form electronically via the Portal, you will not be required to print and sign a copy of the election form.

6.	Requests for Assistance or Additional Copies.

You should direct questions about the terms of this offer, questions about this election form or any requests for additional copies of the Offer to Amend to Suzanne Walsh, Benefits Manager, at (617) 375-7500 or by sending an e-mail to benefits@americantower.com. Copies will be furnished promptly at American Tower’s expense.

You should direct questions about the tax consequences affecting your options to Susan Goida, Senior Consultant, Performance & Reward, Ernst & Young LLP at (888) 566-8663.

7.	Irregularities.

We will determine, in our discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options with respect to which elections have been made that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all eligible options with respect to which proper elections are made that are not validly withdrawn, subject to the terms of the offer. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and options with respect to which elections have been made. No elections will be deemed to have been properly made until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the offering period, subject only to an extension that we may grant in our sole discretion.

Important: The election form together with all other required documents must be received by Suzanne Walsh on or before the expiration date.

8.	Additional Documents to Read.

You should be sure to read the Offer to Amend, all documents referenced therein (including the Addendum describing your eligible options and any potential cash payments), and the memorandum from Jim Taiclet, dated November 29, 2006, before deciding to participate in the offer.

9.	Important Tax Information.

You should refer to Section 14 of the Offer to Amend, which contains important U.S. federal income tax information. We also recommend that you consult with your personal tax or financial advisor or a designated Ernst & Young tax specialist (see Instruction 6 above) regarding Section 409A before deciding whether or not to participate in this offer.

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